EXHIBIT G

Form of Federal Register Notice

                 Cleco Corporation (“Cleco Corp.”), located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360, a Louisiana corporation and a holding company that is exempt under section 3(a)(1) of the Act, has filed an application under sections 9(a)(2) and 10 to retain its ownership interest in Perryville Energy Partners, LLC (“Perryville”), upon Perryville’s loss of status as an exempt wholesale generator (EWG”) under the Act.

                 Currently, Cleco Corp. is the parent company of Cleco Power LLC (“Cleco Power”), a Louisiana limited liability company that provides electric utility service in central and southeastern Louisiana. Cleco Corp. also is the indirect owner, through its subsidiary companies Cleco Midstream Resources LLC (“Cleco Midstream”) and Perryville Energy Holdings LLC (“Perryville Holdings”) of Perryville, which owns the 718-megawatt Perryville generating facility as well as interconnection facilities used to connect the Perryville facility to the transmission system of Entergy Louisiana (“Entergy LA”). Perryville has entered into an agreement to sell the Perryville generating facility to Entergy LA. However, Perryville will sell only the Perryville generating facility and will retain ownership of the interconnection facilities. Following the sale, Perryville will no longer own generating facilities, will cease to qualify as an EWG, and will become a public-utility company, as defined in section 2(a)(5) of the Act.

                 Cleco Corp. requests the Commission to assume, for purposes of its application, that Commission approval under sections 9(a)(2) and 10 of the Act is required for it to be an affiliate, under section 2(a)(11)(A) of the Act, of Perryville, in addition to its being an affiliate of Cleco Power. Cleco Corp. states that ownership of these companies satisfies the requirements of section 10 of the Act, in that the ownership of these companies is not unlawful under the provisions of section 8 of the Act and is not detrimental to the carrying out of the provisions of section 11 of the Act. Cleco Corp. states that the transaction satisfies the requirement that a holding company may acquire additional utility assets that will not, when combined with its existing utility assets, result in a single integrated utility system, provided that there is de facto integration of contiguous utility properties and the holding company will be exempt from registration under section 3(a)(1) following the acquisition. Cleco Corp. states that the Commission has found that de facto integration of utility systems exists where the service territories of the systems, although not contiguous, are in close proximity to each other and are located in the same state, and states that Cleco Corp.’s ownership of Cleco Power and Perryville satisfies the Commission’s standards for finding de facto integration.